EXHIBIT 20.5


                               EARTHNETMEDIA, INC.
                                222 AMALFI DRIVE
                             SANTA MONICA, CA 90402
                                 (310) 459-1081

June 27, 2003


To All Holders of EarthNetMedia, Inc. C Warrants and D Warrants:

         Reference is made to the C Warrants and D Warrants issued by EarthNetMedia, Inc. (the "Company") as part of an offering of Units made by the Company in December 2001. By their original terms, each C Warrant gave its holder the right to purchase shares of the Company's Common Stock at a price of $2.00 per share and each D Warrant gave its holder the right to purchase shares of Common Stock at a price of $2.25 per share. On December 18, 2002, the Board of Directors of the Company agreed to adjust the exercise price of the C Warrants to $1.32 per share for all shares of Common Stock purchased after that date, and also extended the exercise period for the C Warrants and the D
Warrants from 3:30 PM Pacific Time on December 20, 2002 until 3:30 PM Pacific Time on March 31, 2003.

         All other terms and conditions of the C Warrants and the D Warrants remained unchanged. Effective as of January 20, 2003, the number of the Company's then outstanding C Warrants and D Warrants were increased on a six for one basis, and accordingly the shares of the Company's Common Stock which may be purchased through exercise of the Company's C Warrants and D Warrants were correspondingly increased on a six for one basis. At the same time, the exercise price per share under the terms of these C Warrants and D Warrants were divided by six, to $0.22 per share for the C Warrants and $0.375 per share for the D Warrants. On March 20, 2003, the Board of Directors of the Company agreed to:

         (i) reduce the exercise price of the C Warrants to $0.12 per share of Common Stock and the exercise price of the D Warrants to $0.20 per share of Common Stock, in each case for all C Warrants and D Warrants exercised after March 20, 2003; and

         (ii) extend the exercise period of the C Warrants and the D Warrants to 3:30 PM Pacific Time on April 30, 2003. On April 28, 2003 the Company agreed to extend the exercise period of the C Warrants and the D Warrants to 3:30 PM Pacific Time on June 30, 2003.

         Effective immediately, the Board of Directors of the Company have agreed to extend the exercise period of the C Warrants and the D Warrants to 3:30 PM Pacific Time on September 30, 2003. All other terms and conditions of the C Warrants and D Warrants (as previously amended) remain unchanged.



                   THE BOARD OF DIRECTORS EARTHNETMEDIA, INC.